Exhibit 23.1

[letterhead of Deloitte & Touche]

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-91048 of Gas Transmission Northwest Corporation on Form S-3 of our report dated March 29, 2004, which expresses an unqualified opinion and includes emphasis paragraphs relating to the change in accounting for asset retirement obligations; and bankruptcy of the parent company and of an affiliated company, appearing in this Annual Report on Form 10-K of Gas Transmission Northwest Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Portland, Oregon

March 29, 2004